As filed with the Securities and Exchange Commission on November 19, 2021

Registration No. 333-193907

Registration No. 333-202957

Registration No. 333-210111

Registration No. 333-216615

Registration No. 333-221373

Registration No. 333-223532

Registration No. 333-229969

Registration No. 333-237132

Registration No. 333-254087

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-193907

FORM S-8 REGISTRATION STATEMENT NO. 333-202957

FORM S-8 REGISTRATION STATEMENT NO. 333-210111

FORM S-8 REGISTRATION STATEMENT NO. 333-216615

FORM S-8 REGISTRATION STATEMENT NO. 333-221373

FORM S-8 REGISTRATION STATEMENT NO. 333-223532

FORM S-8 REGISTRATION STATEMENT NO. 333-229969

FORM S-8 REGISTRATION STATEMENT NO. 333-237132

FORM S-8 REGISTRATION STATEMENT NO. 333-254087

UNDER THE SECURITIES ACT OF 1933

Flexion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1388364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Mall Road, Suite 301 Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)

2009 Equity Incentive Plan

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

(Full titles of the plans)

Kristen Williams

Secretary

Flexion Therapeutics, Inc.

Flexion Therapeutics, Inc.

10 Mall Road, Suite 301

Burlington, MA 01803

(781) 305-7777

(Name, address, and telephone number of agent for service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Flexion Therapeutics, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-193907, filed on February 12, 2014, relating to the registration of 723,116 Shares under the 2009 Equity Incentive Plan, 2,225,749 Shares under the 2013 Equity Incentive Plan and 209,102 Shares under the 2013 Employee Stock Purchase Plan;

•	Registration Statement No. 333-202957, filed on March 24, 2015, relating to the registration of 857,602 Shares under the 2013 Equity Incentive Plan and 214,401 Shares under the 2013 Employee Stock Purchase Plan;

•	Registration Statement No. 333-210111, filed on March 11, 2016, relating to the registration of 862,815 Shares under the 2013 Equity Incentive Plan and 215,703 Shares under the 2013 Employee Stock Purchase Plan;

•	Registration Statement No. 333-216615, filed on March 10, 2017, relating to the registration of 1,266,698 Shares under the 2013 Equity Incentive Plan and 316,674 Shares under the 2013 Employee Stock Purchase Plan;

•	Registration Statement No. 333-221373, filed on November 6, 2017, relating to the registration of 1,500,000 Shares under the 2013 Equity Incentive Plan;

•	Registration Statement No. 333-223532, filed on March 8, 2018, relating to the registration of 1,504,356 Shares under the 2013 Equity Incentive Plan and 375,768 Shares under the 2013 Employee Stock Purchase Plan;

•	Registration Statement No. 333-229969, filed on February 28, 2019, relating to the registration of 1,517,854 Shares under the 2013 Equity Incentive Plan and 375,768 Shares under the 2013 Employee Stock Purchase Plan;

•	Registration Statement No. 333-237132, filed on March 12, 2020, relating to the registration of 1,534,459 Shares under the 2013 Equity Incentive Plan and 375,768 Shares under the 2013 Employee Stock Purchase Plan; and

•	Registration Statement No. 333- 254087, filed on March 10, 2021, relating to the registration of 1,976,121 Shares under the 2013 Equity Incentive Plan and 375,768 Shares under the 2013 Employee Stock Purchase Plan.

On November 19, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 11, 2021 (the “Merger Agreement”), by and among the Registrant, Pacira BioSciences, Inc., a Delaware Corporation (“Pacira”), and Oyster Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Pacira (“Purchaser”), Purchaser merged with and into the Registrant with the Registrant surviving the Merger (as defined below) as a wholly owned subsidiary of Pacira (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements, removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining Shares registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 19, 2021.

FLEXION THERAPEUTICS, INC.

By:	/s/ Kristen Williams
Name:	Kristen Williams
Title:	Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendments.